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                                                                     Exhibit 4.2

THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT, DATED AS OF MAY 23, 2002 (THE "SUBORDINATION AGREEMENT"), AMONG PIEDMONT COCA-COLA BOTTLING PARTNERSHIP, COCA-COLA BOTTLING CO. CONSOLIDATED AND GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT. THIS NOTE IS SUBORDINATED IN RIGHT AND TIME OF PAYMENT TO THE PRIOR PAYMENT IN FULL IN CASH OF ALL SENIOR DEBT (AS DEFINED THEREIN) IN ACCORDANCE WITH, AND TO THE EXTENT SPECIFIED IN, THE SUBORDINATION AGREEMENT AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT. THIS NOTE IS ALSO SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SUBORDINATION AGREEMENT.

                          SUBORDINATED PROMISSORY NOTE

$97,500,000.00                                                      May 23, 2002

     FOR VALUE RECEIVED, the undersigned PIEDMONT COCA-COLA BOTTLING PARTNERSHIP, a Delaware general partnership (the "Company"), hereby promises to pay to COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation or its successors and assigns ("Holder"), the principal amount of Ninety-Seven Million Five Hundred Thousand and 00/100 Dollars ($97,500,000.00) in accordance with the terms set forth in this Subordinated Promissory Note (this "Note").

     1. Payments of Principal. If not prepaid pursuant to Section 3 or otherwise, the Company promises to pay the principal amount hereof on May 28, 2004.

     2. Payments of Interest. Subject to the provisions of Section 4, the Company further promises to pay interest on the unpaid principal amount hereof, from the date hereof, at a rate per annum equal to Holder's average monthly cost of borrowing (taking into account all indebtedness of Holder and its consolidated subsidiaries), determined as of the last business day of each calendar month, plus one-half of one percent (0.5%) quarterly on the last business day of each calendar month of each year (each, a "Payment Date"), commencing with the Payment Date next succeeding the date hereof; provided, that such rate shall not exceed nine percent (9%) so long as any Senior Indebtedness remains outstanding. Interest on the unpaid principal balance hereof shall continue to accrue until the principal hereof and interest hereon shall have been paid in full.

     3. Prepayment; Manner of Payment. Subject to the provisions of Section 4, the Company may prepay this Note in whole or in part at any time, without premium or penalty. All payments of principal and accrued interest shall be made by the Company to Holder in immediately available funds and in lawful money of the United States of America at the address set forth in Section 12 or to such account as is designated by Holder in writing to the Company.

     4. Subordination. Notwithstanding anything to the contrary contained herein, the obligations under this Note are subject to the Subordination Agreement.

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     5. Events of Default. The following shall constitute "Events of Default"
with respect to this Note:

          (a) Failure of the Company to pay when due, in the manner provided herein, the principal or interest on this Note; or

          (b) The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for relief under Title 11 of the United States Code (the "Bankruptcy Code"), or shall file any other petition or similar request with a court or governmental agency having competent jurisdiction for voluntary relief, looking to reorganization, arrangement, composition, readjustment, liquidation, custodianship, dissolution, winding-up or similar relief under the Bankruptcy Code or any other similar present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall in any such proceeding seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of it or of all or any substantial part of its properties; or

          (c) The filing against the Company of an involuntary petition for relief under the Bankruptcy Code or the commencement of any proceeding against the Company in a court or before a governmental agency having competent jurisdiction, looking to reorganization, arrangement, composition, readjustment, liquidation, custodianship, dissolution or similar relief under the Bankruptcy Code or any other similar present or future statute, law or regulation, and such petition or proceeding shall not have been vacated, dismissed or stayed within sixty (60) days thereafter, or if there is appointed in any such proceeding, without the consent or acquiescence of the Company, any trustee, receiver, custodian, liquidator, or other similar official for it or for all or any substantial part of its properties, and such appointment shall not have been vacated, dismissed or stayed within sixty (60) days thereafter; or

          (d) The Company shall default in the due observance or performance of any covenant, condition or agreement contained herein and such default shall continue unremedied for a period of thirty (30) days.

     6. Consequences of Event of Default. Subject to the provisions of Section 4, upon the occurrence of any such Event of Default and during the continuation thereof, Holder, by written notice to the Company, may declare the unpaid principal balance of this Note and accrued and unpaid interest hereon to be immediately due and payable notwithstanding the stated maturity or due date thereof. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and Holder shall have all other rights and remedies provided by applicable law.

     7. Costs of Collection. In the event that this Note is not paid when due, the Company shall also pay or reimburse Holder for all reasonable costs and expenses of collection, including, without limitation, reasonable attorneys' fees.

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     8.  Certain Acceleration Events. Subject to the provisions of Section 4, upon a Sale, Holder may, by notice to the Company, declare the unpaid principal balance of this Note and accrued and unpaid interest thereon to be immediately due and payable, whereupon the same shall become immediately due and payable notwithstanding the stated maturity or due date thereof. For purposes of this
Section 8, a "Sale" means (a) a sale of all or substantially all of the assets of the Company or (b) any extraordinary corporate transaction, such as a merger, consolidation, issuance of capital stock or other business combination involving the Company pursuant to which any person or group of persons acquires at least 50% of the voting power of the Company, or in which the Company is not the surviving corporation.

     9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of North Carolina, other than the conflicts of law provisions thereof.

     10. Waiver. The Company waives presentment for payment, demand, protest, notice of dishonor, notice of protest, diligence on bringing suit against any party hereto, and all defenses on the ground of any extension of the time of payment that may be given by Holder to it.

     11. No Right of Set-Off. As of the date hereof, the Company represents that it has no claims or offsets against Holder in breach of contract, negligence or for any other type of legal action under this Note.

     12. Notices. Any notice pursuant to this Note must be in writing and will be deemed effectively given to another party on the earliest of the date (a) three business days after such notice is sent by registered U.S. mail, return receipt requested, (b) upon receipt of confirmation if such notice is sent by facsimile, (c) one business day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) upon delivery of such notice in person and (e) such notice is received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):

           The Company:

           Piedmont Coca-Cola Bottling Partnership
           c/o Coca-Cola Bottling Co. Consolidated
           Coca-Cola Corporate Center
           4100 Coca-Cola Plaza (28211-3481)
           P.O. Box 31487
           Charlotte, North Carolina  28231-1487
           Attention:  Chief Financial Officer
           Telecopy No.:  (704) 557-4451

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         Holder:

         Coca-Cola Bottling Co. Consolidated
         Coca-Cola Corporate Center
         4100 Coca-Cola Plaza (28211-3481)
         P.O. Box 31487
         Charlotte, North Carolina  28231-1487
         Attention:  Chief Financial Officer
         Telecopy No.:  (704) 557-4451

     13. Severability. Any provision of this Note that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                                    * * * * *

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         IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

                                      PIEDMONT COCA-COLA BOTTLING
                                      PARTNERSHIP

                                      By:  COCA-COLA BOTTLING CO.
                                      CONSOLIDATED, its Manager

                                      By:  /s/ DAVID V. SINGER
                                      ------------------------
                                      Name: David V. Singer
                                      Title: EVP and Chief Financial Officer